Exhibit 99.1

Metromedia International Group Inc. Announces Additional Developments

    CHARLOTTE, N.C.--(BUSINESS WIRE)--July 15, 2005--Metromedia International Group, Inc. (the "Company") (PINK SHEETS: MTRM - Common Stock) and (PINK SHEETS: MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced that the Company did not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "2004 Form 10-K") with the Securities and Exchange Commission (the "SEC"), deliver its 2004 Form 10-K to the indenture trustee and the holders of the Company's 10 1/2 % Senior Notes Due 2007 (the "Senior Notes") and deliver certain other annual certificates (the "Certificates") to the indenture trustee, in each case on or prior to July 15, 2005 as required under the indenture governing the Senior Notes. Accordingly, an event of default on the Senior Notes exists as of July 16, 2005, thereby permitting the indenture trustee or holders of at least 25% of the aggregate principal amount of the Senior Notes outstanding to declare all Senior Notes to be due and payable immediately. If this were to happen, the Company would not have sufficient corporate cash available to meet this obligation.
    The Company also announced that it has reached an agreement in principle with the holder (the "Holder") of in excess of 80% of the aggregate outstanding principal amount of the Senior Notes, subject to preparation and execution of definitive documentation, in respect of an additional waiver of the defaults and event of default described above through August 15, 2005, with a Company option to extend the waiver through September 15, 2005. No event of default in respect of the Company's failure to file the 2004 Form 10-K with the SEC, deliver the 2004 Form 10-K to the indenture trustee and the holders of the Senior Notes and deliver the Certificates to the trustee will exist during the period of the waiver and the Senior Notes cannot be declared due and immediately payable based on the foregoing during such period. In partial consideration of the foregoing, the Company has committed to elect to optionally redeem all of the outstanding Senior Notes utilizing a portion of the proceeds from the pending sale of its interest in Peterstar ZAO.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the execution of a definitive waiver of the event of default by the Holder. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20,
2005, June 7, 2005, June 17, 2005 and July 12, 2005). The Company is
not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com